EXHIBIT 99.1

Curtiss-Wright Reports Fourth Quarter and Full-Year 2015 Financial Results and Issues 2016 Guidance

CHARLOTTE, N.C., Feb. 24, 2016 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the fourth quarter and full-year ended December 31, 2015.

Fourth Quarter 2015 Highlights

  Net sales increased 3% to $589 million, from $573 million in 2014; Organic (excluding effects of foreign currency translation, acquisitions and divestitures) sales up 4%;
  Operating income increased 45% to $109 million, from $75 million in 2014;
  Operating margin increased 530 basis points to 18.4% from 13.1% in 2014;
  Net earnings from continuing operations increased 53% to $71 million, or $1.53 per diluted share, from $46 million, or $0.94 per diluted share, in 2014;
  Free cash flow decreased 6% to $156 million, from $166 million in 2014, generating a free cash flow conversion of 220%; and
  The Company invested more than $100 million in share repurchases in the fourth quarter.

Full-Year 2015 Highlights

  Net sales decreased 2% to $2.21 billion, from $2.24 billion in 2014;
  Operating income increased 10% to $311 million, from $282 million in 2014;
  Operating margin increased 150 basis points to 14.1%, from 12.6% in 2014;
  Net earnings from continuing operations increased 13% to $192 million, or $4.04 per diluted share, from $170 million, or $3.46 per diluted share, in 2014;
  Adjusted free cash flow (excluding the first quarter 2015 pension contribution of $145 million) increased 3% to $272 million, from $265 million in 2014, generating a free cash flow conversion of 141%; and
  The Company substantially completed its $300 million share repurchase program in 2015, buying back approximately 4.3 million shares.

“We were pleased with our fourth quarter results, which reflect the benefit of the China AP1000® reactor coolant pump (RCP) order received in late December and an overall solid performance in our defense markets, despite weaker global economic conditions and lower oil prices impacting several of our industrial markets,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation.  “Our full-year 2015 results reflect a 10% improvement in operating income, despite a 2% drop in sales, while full-year operating margin of 14.1% represents an increase of 150 basis points over 2014 reported results, reflecting the benefits of our ongoing margin improvement initiatives and the new AP1000 order.  We are delivering on our long-term strategy and continue to drive solid operating margin expansion and free cash flow generation.

“For 2016, we’re forecasting a mixed performance across our businesses, as continued strength in our defense markets will essentially be offset by reduced sales expectations across our industrial markets.  The combination of slower economic growth and the low oil price environment are driving weaker demand in our industrial businesses, particularly those serving the energy markets. Meanwhile, our operational teams remain intensely focused on driving efficiencies to become leaner and more profitable despite the top-line pressures, while also continuing to invest in our future.  As a result, we are forecasting 2016 sales ranging from -1% to +1%, operating margin of 14.0% to 14.2%, and free cash flow of $280 to $300 million, as we continue to pursue top-quartile financial performance.

“Further, we remained true to our commitment to our shareholders by returning more than $300 million in capital during 2015 through consistent share repurchases and dividend distributions.  Share repurchases in the fourth quarter well exceeded $100 million and included both planned and opportunistic repurchases.  In 2016, we will continue to actively repurchase shares under the currently authorized share buyback program and expect to repurchase at least $100 million in stock this year.

“Overall, we remain focused on driving long-term shareholder value by expanding operating margins, generating strong free cash flow and maintaining a balanced capital allocation strategy.”

Fourth Quarter 2015 Operating Results from Continuing Operations

(In thousands)	4Q-2015	4Q-2014	% Change
Sales	$588,755	$572,586	3%
Operating income	108,527	74,931	45%
Operating margin	18.4%	13.1%	530 bps

Sales

Sales of $589 million in the fourth quarter increased $16 million, or 3%, compared to the prior year, reflecting a 4% increase in organic sales, partially offset by $9 million, or 1%, in unfavorable foreign currency translation.  Fourth quarter sales included a benefit of $33 million from the receipt of the new AP1000 RCP order, which included the recognition of a one-time fee of $20 million.

From an end market perspective, sales to the commercial markets increased 4%, while sales to the defense markets increased 1%, compared to the prior year.

Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the fourth quarter was $109 million, an increase of $34 million, or 45%, compared to the prior year.  This performance was primarily driven by higher operating income in the Power segment mainly due to a one-time fee of $20 million related to the new AP1000 RCP order, as well as higher AP1000 program production volumes. In the Defense segment, we experienced higher organic operating income, despite lower sales, along with the benefit of favorable foreign currency translation.

Operating margin was 18.4%, an increase of 530 basis points over the prior year, primarily reflecting higher segment operating income, the aforementioned AP1000 order and the benefits of our ongoing margin improvement initiatives.

Non-segment expense

Non-segment expenses decreased 4% compared with the prior year, primarily due to lower pension expenses.

Net Earnings

Fourth quarter net earnings increased 53% from the comparable prior year period, reflecting higher operating income.  Interest expense of $9 million was in-line with the prior year period.

Our effective tax rate for the current quarter was 28.8%, a decrease from 30.8% in the prior year, principally driven by increased foreign rate differential and the enhancement of certain tax deductions.

Free Cash Flow

(In thousands)	4Q-2015	4Q-2014
Net cash generated from operating activities	$167,170	$178,593
Capital expenditures	(11,664)	(12,635)
Free cash flow	$155,506	$165,958

Free cash flow, defined as cash flow from operations less capital expenditures, was $156 million for the fourth quarter of 2015, compared to $166 million in the prior year period, or a decrease of $10 million.  Net cash generated from operating activities decreased $11 million to $167 million, primarily due to lower cash collections, partially offset by higher cash earnings and deferred revenues. Capital expenditures of $12 million were $1 million lower than the prior year period.

New Orders and Backlog

New orders of $937 million increased 77% in the fourth quarter, primarily due to the receipt of a new AP1000 order within the Power segment, offsetting reduced orders within the Commercial/Industrial and Defense segments.

Backlog of $1.93 billion increased 15% from December 31, 2014, primarily due to the aforementioned AP1000 order within the Power segment.

Other Items – Share Repurchase

During the fourth quarter, the Company repurchased 1.6 million shares of its common stock for approximately $109 million.

For full-year 2015, the Company repurchased 4.3 million shares of its common stock for approximately $300 million, completing the entirety of its planned share repurchase program for 2015.

Full-Year 2016 Guidance

The Company’s full-year 2016 financial guidance reflects growth rates compared to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of $20 million recognized in the fourth quarter of 2015:

	2015 Pro Forma	2016 Guidance	Chg vs. 2015
Total sales	$2.19 billion	$2.17 - $2.22 billion	-1% to +1%
Operating income	$291 million	$304 - $315 million	Up 5 - 8%
Operating margin	13.3%	14.0% - 14.2%	Up 70 - 90 bps
Diluted earnings per share	$3.74	$4.00 - $4.15	Up 7 - 11%
Diluted shares outstanding	47.6 million	46.0 million
Adjusted free cash flow	$272 million	$280 - 300 million	Up 3 - 10%

Notes:
Adjusted free cash flow for 2015 excludes the Company’s $145 million pension contribution to its corporate defined benefit pension plan on January 30, 2015.

A more detailed breakdown of our 2016 guidance by segment and by market can be found in the attached accompanying schedules.

Fourth Quarter 2015 Segment Performance

Commercial/Industrial

(In thousands)	4Q-2015	4Q-2014	% Change
Sales	$289,882	$300,538	(4%)
Operating income	42,724	43,369	(1%)
Operating margin	14.7%	14.4%	30 bps

Sales for the fourth quarter were $290 million, a decrease of $11 million, or 4%, over the comparable prior year period.  Organic sales decreased 2% over the prior year period, excluding $5 million in unfavorable foreign currency translation, primarily within the energy sector of the general industrial market, and a $1 million benefit from acquisitions. Within the commercial aerospace market, sales were flat as improved OEM production sales of sensors and controls equipment to Boeing and Airbus were offset by lower sales of surface technology services, most notably to Airbus.  In the general industrial market, sales declined 8% reflecting continued lower sales of severe-service valves serving the energy markets resulting from the steady decline in the price of crude oil, along with a modest reduction in sales for industrial vehicle products.  Those reductions were partially offset by higher actuation system sales supporting the F-35 Joint Strike Fighter program in the aerospace defense market.

Operating income in the fourth quarter was $43 million, down 1% from the comparable prior year period, while operating margin increased 30 basis points to 14.7%. Our results principally reflect improved profitability for industrial valves and vehicle products, despite lower sales volumes, due to ongoing cost reduction initiatives, as well as higher sales volumes of sensors and controls products.  This performance was partially offset by lower profitability for surface treatment services, based on lower sales volumes.

Defense

(In thousands)	4Q-2015	4Q-2014	% Change
Sales	$126,818	$131,918	(4%)
Operating income	31,000	26,286	18%
Operating margin	24.4%	19.9%	450 bps

Sales for the fourth quarter were $127 million, a decrease of $5 million, or 4%, over the comparable prior year period.  Organic sales decreased 1% over the prior year period, excluding $3 million in unfavorable foreign currency translation.  In the aerospace defense market, we experienced lower sales of embedded computing products as expected, based on the timing of production on various helicopter and Intelligence, Surveillance and Reconnaissance (ISR) programs.  In the ground defense market, our performance was driven by higher sales of ground combat and communications programs domestically, most notably for the G/ATOR program. Within the naval defense market, we experienced higher embedded computing product sales as well as increased helicopter handling systems sales on the DDG-51 program.  Within the commercial aerospace market, our results reflect lower revenues related to flight test equipment, primarily due to reduced rotorcraft and regional jet sales.

Operating income in the fourth quarter was $31 million, an increase of $5 million, or 18%, compared to the prior year period, while operating margin improved 450 basis points to 24.4%. On an organic basis, operating income increased 5% while operating margin increased 140 basis points as compared to the prior year, excluding $3 million in favorable foreign currency translation. This improvement in operating income and margin was driven primarily by continued solid profitability for our Commercial Off-the-Shelf (COTS) electronics products, as well as the benefits of our ongoing operational and margin improvement initiatives.

Power

(In thousands)	4Q-2015	4Q-2014	% Change
Sales	$172,055	$140,130	23%
Operating income	40,476	11,188	262%
Operating margin	23.5%	8.0%	1,550 bps

Sales for the fourth quarter were $172 million, an increase of $32 million, or 23%, over the comparable prior year period. Within the power generation market, our results reflect the receipt of the new AP1000 order, which included the recognition of the one-time fee, as well as higher AP1000 production revenues. Aftermarket sales supporting domestic nuclear operating reactors were essentially flat during the period. In the naval defense market, we experienced lower sales of pumps and generators supporting the Virginia-class submarine program, based on the timing of production.

Operating income in the fourth quarter was $40 million, an increase of $29 million, or 262%, compared to the prior year period, while operating margin improved 1,550 basis points to 23.5%.  This improvement in operating income and margin was primarily driven by the receipt of the new AP1000 order and one-time fee, as well as the higher AP1000 production volumes. We also experienced higher profitability in our aftermarket power generation business, despite relatively flat sales volumes, reflecting our ongoing operational and margin improvement initiatives.

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full-year 2015 financial results and expectations for 2016 guidance at 9:00 a.m. EST on Thursday, February 25, 2016.  A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Year Ended
	December 31,		Change		December 31,		Change
	2015	2014	$	%	2015	2014	$	%
Product sales	$483,512	$463,902	$19,610	4%	$1,796,802	$1,815,028	$(18,226)	(1%)
Service sales	105,243	108,684	(3,441)	(3%)	408,881	428,098	(19,217)	(4%)
Total net sales	588,755	572,586	16,169	3%	2,205,683	2,243,126	(37,443)	(2%)

Cost of product sales	291,895	300,663	(8,768)	(3%)	1,156,596	1,190,714	(34,118)	(3%)
Cost of service sales	72,546	71,583	963	1%	265,832	275,896	(10,064)	(4%)
Total cost of sales	364,441	372,246	(7,805)	(2%)	1,422,428	1,466,610	(44,182)	(3%)

Gross profit	224,314	200,340	23,974	12%	783,255	776,516	6,739	1%

Research and development expenses	15,204	16,692	(1,488)	(9%)	60,837	67,842	(7,005)	(10%)
Selling expenses	31,042	32,665	(1,623)	(5%)	121,482	128,005	(6,523)	(5%)
General and administrative expenses	69,541	76,052	(6,511)	(9%)	290,319	298,296	(7,977)	(3%)

Operating income	108,527	74,931	33,596	45%	310,617	282,373	28,244	10%

Interest expense	(9,085)	(8,740)	(345)	(4%)	(36,038)	(35,794)	(244)	(1%)
Other income, net	10	435	(425)	NM	615	365	250	NM

Earnings before income taxes	99,452	66,626	32,826	49%	275,194	246,944	28,250	11%
Provision for income taxes	28,690	20,494	8,196	40%	82,946	76,995	5,951	8%
Earnings from continuing operations	$70,762	$46,132	$24,630	53%	$192,248	$169,949	$22,299	13%

Loss from discontinued operations, net of tax	(913)	(29,382)	28,469	NM	(46,787)	(56,611)	9,824	NM

Net earnings	$69,849	$16,750	$53,099	317%	$145,461	$113,338	$32,123	28%

Basic earnings per share
Earnings from continuing operations	$1.56	$0.96			$4.12	$3.54
Earnings from discontinued operations	(0.02)	(0.61)			(1.00)	(1.18)
Total	$1.54	$0.35			$3.12	$2.36

Diluted earnings per share
Earnings from continuing operations	$1.53	$0.94			$4.04	$3.46
Earnings from discontinued operations	(0.02)	(0.60)			(0.99)	(1.15)
Total	$1.51	$0.34			$3.05	$2.31

Dividends per share	$0.13	$0.13			$0.52	$0.52

Weighted average shares outstanding:
Basic	45,245	47,927			46,624	48,019
Diluted	46,143	48,905			47,616	49,075

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	December 31,	December 31,	Change
	2015	2014	%
Assets
Current assets:
Cash and cash equivalents	$288,697	$450,116	(36%)
Receivables, net	566,289	495,480	14%
Inventories	379,591	388,670	(2%)
Deferred tax assets, net	41,737	44,311	(6%)
Assets held for sale	-	147,347	(100%)
Other current assets	40,306	45,151	(11%)
Total current assets	1,316,620	1,571,075	(16%)
Property, plant, and equipment, net	413,644	458,919	(10%)
Goodwill	972,606	998,506	(3%)
Other intangible assets, net	310,763	349,227	(11%)
Other assets	15,745	21,784	(28%)
Total assets	$3,029,378	$3,399,511	(11%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$1,259	$1,069	18%
Accounts payable	163,286	152,266	7%
Accrued expenses	131,863	145,938	(10%)
Income taxes payable	7,956	22,472	(65%)
Deferred revenue	181,671	176,693	3%
Liabilities held for sale	-	35,392	(100%)
Other current liabilities	39,152	38,163	3%
Total current liabilities	525,187	571,993	(8%)
Long-term debt	953,083	953,279	(0%)
Deferred tax liabilities, net	91,115	51,554	77%
Accrued pension and other postretirement benefit costs	103,723	226,687	(54%)
Long-term portion of environmental reserves	14,017	14,911	(6%)
Other liabilities	86,830	102,654	(15%)
Total liabilities	1,773,955	1,921,078	(8%)

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	144,923	158,043	(8%)
Retained earnings	1,590,645	1,469,306	8%
Accumulated other comprehensive loss	(225,928)	(128,411)	76%
Less: cost of treasury stock	(303,407)	(69,695)	335%
Total stockholders' equity	1,255,423	1,478,433	(15%)

Total liabilities and stockholders' equity	$3,029,378	$3,399,511	(11%)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2015	2014	%	2015	2014	%
Sales:
Commercial/Industrial	$289,882	$300,538	(4%)	$1,184,791	$1,228,097	(4%)
Defense	126,818	131,918	(4%)	477,413	489,857	(3%)
Power	172,055	140,130	23%	543,479	525,172	3%

Total sales	$588,755	$572,586	3%	$2,205,683	$2,243,126	(2%)

Operating income (expense):
Commercial/Industrial	$42,724	$43,369	(1%)	$171,525	$178,684	(4%)
Defense	31,000	26,286	18%	98,895	82,552	20%
Power	40,476	11,188	262%	74,987	51,449	46%

Total segments	$114,200	$80,843	41%	$345,407	$312,685	10%
Corporate and other	(5,673)	(5,912)	4%	(34,790)	(30,312)	(15%)

Total operating income	$108,527	$74,931	45%	$310,617	$282,373	10%

Operating margins:
Commercial/Industrial	14.7%	14.4%		14.5%	14.5%
Defense	24.4%	19.9%		20.7%	16.9%
Power	23.5%	8.0%		13.8%	9.8%
Total Curtiss-Wright	18.4%	13.1%		14.1%	12.6%

Segment margins	19.4%	14.1%		15.7%	13.9%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2015	2014	%	2015	2014	%
Defense markets:
Aerospace	$75,656	$82,421	(8%)	$304,521	$290,604	5%
Ground	24,307	18,739	30%	85,722	74,066	16%
Naval	103,797	100,053	4%	388,304	381,335	2%
Other	2,155	2,406	(10%)	8,723	8,610	1%
Total Defense	$205,915	$203,619	1%	$787,270	$754,615	4%

Commercial markets:
Commercial Aerospace	$105,710	$107,270	(1%)	$398,538	$422,888	(6%)
Power Generation	141,547	111,758	27%	436,396	429,779	2%
General Industrial	135,583	149,939	(10%)	583,479	635,844	(8%)
Total Commercial	$382,840	$368,967	4%	$1,418,413	$1,488,511	(5%)

Total Curtiss-Wright	$588,755	$572,586	3%	$2,205,683	$2,243,126	(2%)

Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income
The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance.  Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	December 31,
	2015 vs 2014
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(2%)	(3%)	(1%)	5%	23%	261%	4%	40%
Acquisitions	0%	1%	0%	0%	0%	0%	0%	0%
Foreign Currency	(2%)	1%	(3%)	13%	(0%)	1%	(1%)	5%
Total	(4%)	(1%)	(4%)	18%	23%	262%	3%	45%

	Year Ended
	December 31,
	2015 vs 2014
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(1%)	(5%)	0%	6%	3%	46%	0%	6%
Acquisitions	0%	1%	0%	0%	0%	(0%)	0%	0%
Foreign Currency	(3%)	(0%)	(3%)	14%	(0%)	0%	(2%)	4%
Total	(4%)	(4%)	(3%)	20%	3%	46%	(2%)	10%

Free Cash Flow
The Corporation discloses free cash flow because the Corporation believes it measures cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net cash provided by operating activities	$167,170	$178,593	$162,479	$331,766
Capital expenditures	(11,664)	(12,635)	(35,512)	(67,115)
Free cash flow	$155,506	$165,958	$126,967	$264,651

Pension Payment	-	-	145,000	39,800

Adjusted free cash flow	$155,506	$165,958	$271,967	$304,451

Cash conversion *	220%	360%	141%	179%

*Cash conversion is calculated as adjusted free cash flow divided by earnings from continuing operations

CURTISS-WRIGHT CORPORATION
2016 Guidance (from Continuing Operations)
As of February 24, 2016
($'s in millions, except per share data)

	2015 Reported	2015 Pro Forma*	2016 Guidance
			Low	High
Sales:
Commercial/Industrial	$1,185	$1,185	$1,145	$1,170
Defense	477	477	490	500
Power	543	523	535	550
Total sales	$2,206	$2,186	$2,170	$2,220

Operating income:
Commercial/Industrial	$172	$172	$168	173
Defense	99	99	93	97
Power	75	55	69	72
Total segments	345	325	330	342
Corporate and other	(35)	(35)	(26)	(27)
Total operating income	$311	$291	$304	$315

Interest expense	$(36)	$(36)	$(38)	$(39)
Earnings before income taxes	275	255	267	276
Provision for income taxes	(83)	(77)	(83)	(86)
Net earnings	$192	$178	$184	$191

Reported diluted earnings per share	$4.04	$3.74	$4.00	$4.15
Diluted shares outstanding	47.6	47.6	46.0	46.0
Effective tax rate	30.1%	30.1%	31.0%	31.0%

Operating margins:
Commercial/Industrial	14.5%	14.5%	14.6%	14.8%
Defense	20.7%	20.7%	19.1%	19.3%
Power	13.8%	10.5%	12.9%	13.1%
Total operating margin	14.1%	13.3%	14.0%	14.2%

Note: Full year amounts may not add due to rounding
* Excludes the one-time China AP1000 fee of $20 million recognized as revenue and operating income in the fourth quarter of 2015. This affects the Power segment and Total Curtiss-Wright.

CURTISS-WRIGHT CORPORATION
2016 Sales Growth Guidance by End Market (from Continuing Operations)
As of February 24, 2016

	2016 % Change (vs 2015)
	Low	High

Defense Markets
Aerospace	1%	3%
Ground	4%	6%
Navy	0%	2%
Total Defense (Including Other Defense)	2%	4%

Commercial Markets
Commercial Aerospace	(4%)	(2%)
Power Generation	4%	6%
General Industrial	(6%)	(2%)
Total Commercial	(3%)	(1%)

Total Curtiss-Wright Sales	(1%)	1%

Note: Full year amounts may not add due to rounding
* The Company’s full-year 2016 guidance reflects sales growth rates compared to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of $20 million recognized as revenue in the fourth quarter of 2015. This affects 2016 growth rates for Power Generation, Total Commercial and Total Curtiss-Wright sales.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets.  Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,400 people worldwide.  For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, the successful sale of our businesses held for sale, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

Jim Ryan
(704) 869-4621
Jim.Ryan@curtisswright.com